Computation of Ratio of Earnings to Fixed Charges



                                                                       MediaNews Group, Inc. & Subsidiaries
                                    Garden State   ---------------------------------------------------------------------------------
                                    Newspapers
                                    Inc. &
                                    Subsidiaries<F3>         Fiscal Years Ended June 30,              Six Month Ended December 31,
                                    ------------------------------------------------------------------------------------------------

                                        1999           2000        2001       2002         2003          2002        2003
                                        ----           ----        ----       ----         ----          ----        ----
                                                                                                           (Unaudited)
                                                              (DOLLARS IN THOUSANDS)
EARNINGS
   Income before income taxes and
     minority interest<F1>.........   $  22,325    $ 159,068    $ 80,198    $ 42,101    $ 101,943    $  52,248    $  43,853
   Interest expense<F2>............      64,565       75,758      82,241      75,302       64,252       33,470       27,961
   Other adjustments...............         867        2,767       2,067       1,500        1,733          814          888
                                        -------      -------     -------     -------     --------      -------     --------
     TOTAL EARNINGS(a).............      87,757      237,593     164,506     118,903      167,928       86,532       72,702
                                        =======      =======     =======     =======     ========      =======     ========
FIXED CHARGES
   Interest expense................      64,565       75,758      82,241      75,302       64,252       33,470       27,961
   Other adjustments...............         867        2,767       2,067       1,500        1,733          814          888
                                        -------      -------     -------     -------     --------      -------     --------
     TOTAL FIXED CHARGES(b)........      65,432       78,525      84,308      76,802       65,985       34,284       28,849
                                        =======      =======     =======     =======     ========      =======     ========
Ratio of earnings to fixed
charges(a/b)......................         1.3x         3.0x        2.0x        1.5x         2.5x         2.5x         2.5x

<F1>
(1) Income before income taxes and minority interest includes equity earnings in affiliates. Reflecting such amounts on a cash basis would not materially impact the ratio.
<F2>
(2) Interest expense includes the amortization of debt discounts/premiums and expenses associated with debt issuance costs.
<F3>
(3) Corporate Reorganization. During fiscal years 1999 and 2000 we underwent a corporate reorganization, whereby, MediaNews Group, Inc. (MediaNews) became the successor issuer to Garden State Newspapers, Inc. The reorganization included our June 30, 1999 purchase of an additional 20% interest in The Denver Post Corporation, bringing our total ownership interest in The Denver Post Corporation to 80%. In addition, The Denver Post Shareholder Agreement was modified, giving us control of The Denver Post Corporation board of directors. Accordingly, effective June 30, 1999, The Denver Post Corporation became a consolidated subsidiary. Additionally, on September 1, 1999, Garden State Newspapers, Inc. was merged into MediaNews, with MediaNews as the surviving corporation. As a result of this reorganization, the ratio of earnings to fixed charges for each fiscal year after 1999 includes the consolidated results of MediaNews and its subsidiaries (including The Denver Post Corporation, parent company for The Denver Post and Eastern Colorado Publishing Company). The ratio of earnings to fixed charges for fiscal year 1999 includes Garden State Newspapers, Inc. information only.

For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest on debt, amortization of deferred financing costs and a portion of rentals determined to be representative of interest. Earnings consist of income before taxes and fixed charges.

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